Exhibit 99.1
DENBURY ANNOUNCES BAKKEN SALE AND ASSET EXCHANGE
Acquired Assets Build on Denbury’s Leading Position in Enhanced Oil Recovery

PLANO, TX – September 20, 2012 – Denbury Resources Inc. (NYSE: DNR) ("Denbury" or the "Company") announced that it has entered into an agreement to sell its Bakken assets in North Dakota and Montana to Exxon Mobil Corporation and its wholly owned subsidiary XTO Energy Inc. (collectively, “ExxonMobil”).  Denbury will receive $1.6 billion in cash, subject to closing adjustments, and ExxonMobil’s operating interests in Webster Field in Texas and Hartzog Draw Field in Wyoming, both of which are ideal candidates for carbon dioxide (“CO2”) flooding and close to Denbury’s existing or planned CO2 pipelines.  In addition, Denbury has agreed in principle to either purchase an interest in the CO2 reserves in ExxonMobil’s LaBarge Field in southwestern Wyoming or purchase incremental CO2 from that field, on terms and conditions to be mutually agreed upon by the parties.  The purchase of an interest in CO2 reserves would reduce the amount of cash received by Denbury.

The transactions are subject to satisfactory completion of customary title and environmental due diligence, as well as the satisfaction of customary closing conditions and, in the case of the LaBarge Field CO2 transaction, the entering into of definitive agreements.  The transactions are expected to close late in the fourth quarter of 2012 with a July 1, 2012 effective date. The sale price is subject to standard adjustments for revenues and costs of the respective assets from the effective date to the closing date.

Denbury intends to use the cash proceeds from the transaction to pursue the purchase of additional oil fields in the Gulf Coast or Rocky Mountain regions that are suited for CO2 flooding, to fund capital expenditures, and/or to repay outstanding debt under its bank credit facility.  Additionally, Denbury plans to resume its stock repurchase program begun in October 2011 under which $195 million of the $500 million of authorized repurchases have been made.  Assuming no additional assets are acquired with the cash proceeds in a manner that would qualify for like-kind exchange treatment for federal income tax purposes, Denbury estimates that its after-tax cash proceeds from the transaction (without giving effect to closing adjustments) will be approximately $1.1 billion.

Proved reserves attributed to Denbury’s Bakken assets being sold were approximately 96 million barrels of oil equivalent as of December 31, 2011 and were 84% oil and natural gas liquids and 26% proved developed producing.  Average production from the properties in the first half of 2012 was about 15,400 barrels of oil equivalent per day (“BOE/d”), of which 88% was oil and natural gas liquids.  Denbury’s previously issued 2012 annual production guidance assumed average daily production from the Bakken properties of between 14,350 BOE/d and 16,350 BOE/d.

Asset Highlights

Webster Field – Gulf Coast Region:

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Webster Field was discovered in 1937 by Humble Oil and oil production from the field peaked in the late 1970s at over 67,000 barrels per day (“Bbls/d”).  Denbury is acquiring a nearly 100% working interest and nearly 80% net after royalty interest in the field which is located approximately eight miles northeast of both Denbury’s Hastings CO2 flood and the Green Pipeline which transports CO2 from Denbury’s source in Mississippi.

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Net to Denbury’s acquired interest, the field is producing approximately 1,000 BOE/d, approximately 86% of which is oil.  Conventional (non-tertiary) proved reserves are estimated at approximately 3 million barrels of oil equivalent, all of which are proved developed producing.

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Webster Field is similar to Denbury’s Hastings and Thompson fields, producing oil from the Frio zone at similar depths, and is also believed to be an ideal candidate for a CO2 flood.  Denbury estimates the field’s original oil in place (“OOIP”) at approximately 900 million barrels and the zones initially targeted for CO2 flood are estimated to have approximately 550 million barrels of OOIP.  Based upon an estimated recovery factor of between 13% and 17% of the OOIP for the targeted Frio zones, Denbury estimates that a CO2 flood of Webster Field could potentially recover an estimated 60 million to 75 million barrels of oil, net to its interest.

Hartzog Draw Field – Rocky Mountain Region:

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Hartzog Draw Field, located in the Powder River Basin of northeastern Wyoming, was discovered in 1975 and oil production from the field peaked in 1978 at over 35,000 Bbls/d.  In the transaction Denbury is receiving an 83% working interest and 71% net after royalty interest in the oil producing Shannon Sandstone zone and a 67% working interest and 53% net after royalty interest in the natural gas producing Big George Coal zone.  The field is located approximately 12 miles from Denbury’s Greencore Pipeline which is under construction and anticipated to be completed in late 2012, and which will transport CO2 from Denbury’s source near Lost Cabin, Wyoming to its Bell Creek Field in Montana.

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Net to Denbury’s acquired interest, the field is producing approximately 2,600 BOE/d, approximately 52% of which is oil.  Conventional (non-tertiary) proved reserves are estimated at approximately 7 million barrels of oil equivalent, all of which are proved developed producing and 58% of which is oil.

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Denbury estimates the Hartzog Draw Field’s OOIP at approximately 370 million barrels and, based upon an estimated recovery factor of between 8% and 11% of this amount, that a CO2 flood of the field could potentially recover an estimated 20 million to 30 million barrels of oil, net to its interest.

LaBarge Field:

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ExxonMobil has agreed in principle to either sell Denbury roughly one-third of the LaBarge field CO2 reserves or to expand the volume of CO2 it will sell to Denbury under an existing sales contract, subject to completion of definitive documentation.  Based on the current capacity of the LaBarge plant and availability, either option would allow for the delivery of up to 115 MMcf/d of CO2.  The CO2 would initially be used to flood Denbury’s Bell Creek Field and the Hartzog Draw Field being acquired in this transaction.

Management Comment

Phil Rykhoek, Denbury’s President and CEO, commented, "We acquired our Bakken assets in the 2010 Encore acquisition.  We are pleased with our development activities in the Bakken, which have increased the value of these assets from very little at the time of the acquisition to their current value of nearly $2 billion.  This trade allows us to realize that value and leverage our Bakken position to acquire two of the top oil fields in our core operating regions that are candidates for CO2 flooding, while also adding incremental CO2 resources in the Rocky Mountain region and increasing liquidity by over $1 billion.  We can now focus on what Denbury does best, CO2 enhanced oil recovery (“EOR”), which we believe offers one of the most compelling rates of return in the oil and gas industry today.”

“This trade illustrates our CO2 EOR strategy wherein we start with a large anchor oil field, acquire or build the necessary CO2 supply and transportation infrastructure, and then acquire other oil fields in the expansion area that we can flood with CO2.  This concept works particularly well for the incremental acquisitions, which generally have better economics since the significant infrastructure dollars are already invested and only minor CO2 pipeline expansions are required.  Webster Field will become the fifth acquired Texas oil field since we began our expansion into the state with the construction of the Green Pipeline completed in 2010.  Hartzog Draw Field marks our first significant oil field acquisition in the Rocky Mountain region since we entered the area with our 2010 acquisition of Encore.  Combined, these two fields will add an estimated 80 million to 105 million barrels of potentially recoverable oil to our existing CO2 flood inventory.  We are also pleased to have the opportunity to secure additional CO2, which will allow us to accelerate the development of Hartzog Draw Field and potentially defer a portion of our planned Riley Ridge development.”

“We are continuing to pursue other oil field acquisitions that may qualify for like-kind exchange treatment for federal income tax purposes, although based upon marketplace conditions at this time, we currently do not expect to use a substantial portion of the cash proceeds for this purpose.  We initially expect to pay down our outstanding bank debt with a portion of the transaction proceeds.  We also plan to renew our stock repurchase program, as we deem appropriate.  We are reviewing our development plans in light of this trade and may consider revising the order and timing of our future CO2 floods.  With the sale of the Bakken assets, we will have even more control over the timing and magnitude of our capital expenditures, as we operate all of our remaining significant assets.  We are excited about this trade as we continue to enhance and improve our already profitable CO2 EOR strategy.”

Conference Call and Presentation

Denbury management will discuss the transaction on a conference call that is scheduled for today, September 20, 2012 at 10:00 A.M. (Central).  Interested parties are invited to listen to a live broadcast of the conference call that will be accessible through the Company’s website at www.denbury.com.  The Company will post an updated corporate presentation with additional information on the transaction to its website in advance of the conference call.

Denbury Resources Inc. is a growing independent oil and natural gas company. The Company is the largest combined oil and natural gas operator in both Mississippi and Montana, owns the largest reserves of CO2 used for tertiary oil recovery east of the Mississippi River, and holds significant operating acreage in the Rocky Mountain and Gulf Coast regions. The Company's goal is to increase the value of acquired properties through a combination of exploitation, drilling and proven engineering extraction practices, with its most significant emphasis relating to tertiary oil recovery operations. For more information about Denbury, please visit www.denbury.com.

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This press release contains forward-looking statements that involve risks and uncertainties including estimated oil reserve potential, original oil in place, future volumes recoverable with a CO2 flood, daily production volumes of the acquired assets, after-tax cash proceeds from property sales, and other risks and uncertainties detailed in the Company's filings with the Securities and Exchange Commission, including Denbury's most recent reports on Form 10-K and Form 10-Q. These risks and uncertainties are incorporated by this reference as though fully set forth herein. These statements are based on engineering, geological, financial and operating assumptions that management believes are reasonable based on currently available information; however, management's assumptions and the Company's future performance are both subject to a wide range of business risks, and there is no assurance that these goals and projections can or will be met. Actual results may vary materially. The estimates of potential reserves in this press release, comprised of proved, probable and possible reserves based on the most recent drilling and technical data available to the Company, are more speculative than estimates of proved reserves and are subject to greater uncertainties, and accordingly the likelihood of recovering these reserves is subject to substantially greater risk.

DENBURY CONTACTS:
Phil Rykhoek, President and CEO, 972.673.2000
Mark Allen, Senior Vice President and CFO, 972.673.2000
Jack Collins, Executive Director, Investor Relations, 972.673.2028